EXHIBIT 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (“MD&A”)

EXPLANATORY NOTE
References to "we", "our" and "us" refer to Rayonier Operating Company LLC and its wholly owned subsidiaries. References to “Rayonier Operating Company” or “the Company,” mean Rayonier Operating Company LLC and its consolidated subsidiaries. References to “Parent,” and “Rayonier,” mean Rayonier Inc. and its consolidated subsidiaries. References herein to “Notes to Financial Statements” or “Note” refer to the Notes to the Consolidated Financial Statements of Rayonier Operating Company LLC included in Exhibit 99.5 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 17, 2020.
This MD&A is intended to provide a reader of our financial statements with a narrative from the perspective of management on our financial condition, results of operations, liquidity, and certain other factors which may affect future results. Our MD&A should be read in conjunction with our unaudited consolidated financial statements as of March 31, 2020 and for the three month periods ended March 31, 2020 and 2019 included in Exhibit 99.5 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the SEC on July 17, 2020 and our audited consolidated financial statements as of and for the years ended December 31, 2019, 2018 and 2017 included in Exhibit 99.4 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the SEC on July 17, 2020.
FORWARD-LOOKING STATEMENTS
Certain statements in this document regarding anticipated financial outcomes, including Rayonier Operating Company’s earnings guidance, if any, business and market conditions, outlook, Rayonier Operating Company’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of the Company’s business strategies, and other similar statements relating to the Company’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. The risk factors contained in Rayonier’s Annual Report on Form 10-K for the year ended December 31, 2019, Rayonier’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and similar discussions included in other reports that we may subsequently file with the SEC, among others, could cause actual results or events to differ materially from the Company’s historical experience and those expressed in forward-looking statements made in this document.
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any subsequent disclosures the Company makes on related subjects in its subsequent reports filed with the SEC.
CHANGE IN REPORTING ENTITY AND THIRD SUPPLEMENTAL INDENTURE
On May 7, 2020, Rayonier Inc. contributed its 100% ownership interest in Rayonier Operating Company LLC (the “Contribution”) to Rayonier, L.P., a Delaware limited partnership (“Rayonier, L.P.” or “Operating Partnership”). As a result of the Contribution, which constituted the transfer of all or substantially all of Rayonier’s assets under the terms of the Indenture, dated March 5, 2012 (as supplemented and amended from time to time, the “Indenture”), between Rayonier, as issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, Rayonier, L.P. expressly assumed all the obligations of Rayonier under the Indenture, including obligations with respect to the outstanding $325,000,000 in aggregate principal amount of 3.750% Senior Notes due 2022 (the “2022 Notes”) issued thereunder.
On May 7, 2020, Rayonier, Rayonier, L.P., the subsidiary guarantors party thereto and the Trustee entered into the Third Supplemental Indenture, pursuant to which (1) Rayonier, L.P. succeeded to and became substituted for the Company under the Indenture and 2022 Notes and expressly assumed all the obligations of the Company under the Indenture, including obligations with respect to the 2022 Notes, and (2) Rayonier agreed to irrevocably, fully and unconditionally guarantee, jointly and severally, the obligations of Rayonier, L.P. under Indenture, including, the 2022 Notes.
MERGER WITH POPE RESOURCES
On May 8, 2020, Rayonier, L.P. acquired Pope Resources, a Delaware Limited Partnership (“Pope”), and became the general partner of Pope. The acquisition occurred pursuant to a series of mergers (the “Mergers”) provided for in an Agreement and Plan of Merger, dated as of January 14, 2020, as amended by Amendment No. 1, dated as of April 1, 2020 (as amended, the “Merger Agreement”), by and among Rayonier, Rayonier, L.P., Rayonier Operating Company LLC, Rayonier Operating Company Holdings, LLC, Pacific GP Merger Sub I, LLC, Pacific GP Merger Sub II, LLC, Pacific LP Merger Sub III, LLC, Pope, Pope EGP, Inc. and Pope MGP, Inc. Following the Mergers, Rayonier holds an approximate 96.5% ownership interest in Rayonier, L.P., with the remaining 3.5% ownership interest owned by limited partners of Rayonier, L.P. that are former Pope Resources unitholders. As the sole general partner of the Operating Partnership, Rayonier will have exclusive control of the day-to-day management of Rayonier, L.P..
The audited financial statements and notes included in Exhibit 99.4 and the unaudited consolidated financial statements and notes included in Exhibit 99.5 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the SEC on July 17, 2020 do not give effect to the change in reporting entity, the Contribution or Mergers.

NON-GAAP MEASURES
To supplement Rayonier Operating Company’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company uses certain non-GAAP financial measures, including “cash available for distribution,” and “Adjusted EBITDA,” which are defined and further explained in Performance and Liquidity Indicators below. Reconciliation of such measures to the nearest GAAP measures can also be found in Performance and Liquidity Indicators below. The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

OUR COMPANY
        Rayonier Operating Company LLC is a Delaware limited liability company organized on June 3, 2010 as a wholly owned subsidiary of Rayonier Inc., the sole member of Rayonier Operating Company. Rayonier Inc. is a North Carolina corporation with shares publicly traded on the NYSE under the symbol “RYN”. On July 29, 2010, Rayonier contributed to Rayonier Operating Company, and its successors, all interest of Rayonier including all properties and assets in exchange for the assumption of all liabilities related to the contributed assets. Following the Contribution, substantially all of Rayonier assets are held by, and Rayonier operations are conducted through Rayonier Operating Company. Rayonier Operating Company currently does not have any publicly traded equity.
We are a subsidiary of Rayonier Inc., a leading timberland real estate investment trust (“REIT”) with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. We invest in timberlands and actively manage them to provide current income and attractive long-term returns to our unitholders. Our revenues, operating income and cash flows are primarily derived from the following core business segments: Southern Timber, Pacific Northwest Timber, New Zealand Timber, Real Estate and Trading. As of March 31, 2020, we owned or leased under long-term agreements approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (384,000 acres) and New Zealand (415,000 gross acres or 295,000 net plantable acres). Our New Zealand operations are conducted by Matariki Forestry Group, a joint venture (the “New Zealand subsidiary”), in which we maintain a 77% ownership interest.
As a subsidiary of Rayonier Inc., Rayonier Operating Company is treated as a disregarded entity for federal income tax purposes. However, the Company has elected to allocate, based on the tax attributes and filings of the taxable subsidiaries, the Rayonier consolidated amount of current and deferred tax expense to Rayonier Operating Company.
SEGMENT INFORMATION

        The Southern Timber, Pacific Northwest Timber and New Zealand Timber segments include all activities related to the harvesting of timber and other non-timber income activities, such as the licensing of properties for hunting, the leasing of properties for mineral extraction and cell towers, and carbon credit sales.
        The Real Estate segment includes all U.S. and New Zealand land or leasehold sales disaggregated into five sales categories: Improved Development, Unimproved Development, Rural, Timberlands & Non-Strategic and Large Dispositions.
        The Trading segment primarily reflects the log trading activities that support our New Zealand operations. The Trading segment complements the New Zealand Timber segment by providing added market intelligence, increasing the scale of export operations and achieving cost savings that directly benefit the New Zealand Timber segment. It also provides additional market intelligence that benefits our Southern and Pacific Northwest export log marketing.
INDUSTRY AND MARKET CONDITIONS
        The demand for timber is directly related to the underlying demand for pulp, paper, packaging, lumber and other wood products. The significant majority of timber sold in our Southern Timber segment is consumed domestically. With a higher proportion of pulpwood, our Southern Timber segment relies heavily on downstream markets for pulp and paper, and to a lesser extent wood pellet markets. Our Pacific Northwest Timber segment relies primarily on domestic customers but also exports a significant volume of timber, particularly to China. Both the Southern and Pacific Northwest Timber segments rely on the strength of U.S. lumber markets as well as underlying housing starts. Our New Zealand Timber segment sells timber to domestic New Zealand wood products mills and also exports a significant portion of its volume to markets in China, South Korea and India. In addition to market dynamics in the Pacific Rim, the New Zealand Timber segment is subject to foreign exchange fluctuations, which can impact the operating results of the segment in U.S. dollar terms.
There are many uncertainties regarding the current novel coronavirus (COVID-19) pandemic, including the expected duration of the pandemic and the extent of economic disruption it may cause. During the first quarter, the spread of COVID-19 led to a lockdown in China as well as the shutdown of forestry activities in New Zealand, which resulted in an immediate reduction in volumes and prices of exports to China. On March 19, 2020, the U.S. Department of Homeland Security issued a memorandum identifying the forest products industry as a “critical infrastructure industry,” which is expected to continue operating through the duration of the pandemic. Domestic impacts in our U.S. Timber segments have been relatively modest thus far; however, prolonged stay-at-home orders and the continued shutdown of businesses deemed non-essential could cause significant damage to the underlying economy, which would likely impact the strength of U.S. timber markets. COVID-19 is a rapidly evolving situation that the Company will continue to monitor going forward.
        The Company is also subject to the risk of price fluctuations in its major cost components. The primary components of the Company's cost of sales are the cost basis of timber sold (depletion), the cost basis of real estate sold and logging and transportation costs (cut and haul). Depletion includes the amortization of capitalized costs (site preparation, planting and fertilization, real estate taxes, timberland lease payments and certain payroll costs). Other costs include amortization of capitalized costs related to road and bridge construction and software, depreciation of fixed assets and equipment, road maintenance, severance and excise taxes, fire prevention and real estate commissions and closing costs.
For additional information on market conditions impacting our business, see Results of Operations.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES
        The preparation of financial statements requires us to make estimates, assumptions and judgments that affect our assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. We base these estimates and assumptions on historical data and trends, current fact patterns, expectations and other sources of information we believe are reasonable. Actual results may differ from these estimates. For a full description of our critical accounting policies, see Note 1 — Summary of Significant Accounting Policies in our audited consolidated financial statements as of and for the years ended December 31, 2019, 2018 and 2017 included in Exhibit 99.4 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the SEC on July 17, 2020.

DISCUSSION OF TIMBER INVENTORY AND SUSTAINABLE YIELD

        See Item 1 — Business — Discussion of Timber Inventory and Sustainable Yield in Rayonier’s Annual Report on Form 10-K for the year ended December 31, 2019.
OUR TIMBERLANDS
        Our timber operations are disaggregated into three geographically distinct segments: Southern Timber, Pacific Northwest Timber and New Zealand Timber. The following table provides a breakdown of our timberland holdings as of March 31, 2020 and December 31, 2019:

(acres in 000s)	As of March 31, 2020			As of December 31, 2019
	Owned	Leased	Total	Owned	Leased	Total
Southern
Alabama	226	14	240	226	14	240
Arkansas	—	7	7	—	7	7
Florida	331	63	394	331	63	394
Georgia	628	77	705	628	77	705
Louisiana	140	—	140	128	—	128
Mississippi	—	—	—	67	—	67
Oklahoma	92	—	92	92	—	92
South Carolina	18	—	18	18	—	18
Texas	184	—	184	184	—	184
	1,619	161	1,780	1,674	161	1,835

Pacific Northwest
Oregon	61	—	61	61	—	61
Washington	323	—	323	318	—	318
	384	—	384	379	—	379

New Zealand (a)	185	230	415	185	229	414
Total	2,188	391	2,579	2,238	390	2,628

(a)Represents legal acres owned and leased by the New Zealand subsidiary, in which Rayonier Operating Company owns a 77% interest. As of March 31, 2020, legal acres in New Zealand consisted of 295,000 plantable acres and 120,000 non-productive acres.

        The following tables detail activity for owned and leased acres in our timberland holdings by state from December 31, 2019 to March 31, 2020:

(acres in 000s)	Acres Owned
	December 31, 2019	Acquisitions	Sales	Other (a)	March 31, 2020
Southern
Alabama	226	—	—	—	226
Florida	331	—	—	—	331
Georgia	628	—	—	—	628
Louisiana	128	12	—	—	140
Mississippi	67	—	(67)	—	—
Oklahoma	92	—	—	—	92
South Carolina	18	—	—	—	18
Texas	184	—	—	—	184
	1,674	12	(67)	—	1,619

Pacific Northwest
Oregon	61	—	—	—	61
Washington	318	—	—	5	323
	379	—	—	5	384

New Zealand (b)	185	—	—	—	185
Total	2,238	12	(67)	5	2,188

(a)Includes adjustments for land mapping reviews.
(b)Represents legal acres owned by the New Zealand subsidiary, in which Rayonier Operating Company has a 77% interest.

(acres in 000s)	Acres Leased
	December 31, 2019	New Leases	Sold/Expired Leases (a)	Other	March 31, 2020
Southern
Alabama	14	—	—	—	14
Arkansas	7	—	—	—	7
Florida	63	—	—	—	63
Georgia	77	—	—	—	77
	161	—	—	—	161

New Zealand (b)	229	1	—	—	230
Total	390	1	—	—	391

(a)Includes acres previously under lease that have been harvested and activity for the relinquishment of leased acres.
(b)Represents legal acres leased by the New Zealand subsidiary, in which Rayonier Operating Company has a 77% interest.

RESULTS OF OPERATIONS
CONSOLIDATED RESULTS
The following table provides key financial information by segment and on a consolidated basis:

	Three Months Ended March 31,
Financial Information (in millions)	2020	2019
Sales
Southern Timber	$53.0	$60.8
Pacific Northwest Timber	31.1	20.5
New Zealand Timber	37.5	57.1
Real Estate
Improved Development	—	0.3
Unimproved Development	—	1.0
Rural	2.4	12.7
Timberlands & Non-Strategic	—	6.9
Other (a)	0.1	0.1
Large Dispositions	116.0	—
Total Real Estate	118.5	21.0
Trading	19.0	32.1
Total Sales	$259.1	$191.5

Operating Income (Loss)
Southern Timber	$15.1	$21.5
Pacific Northwest Timber	(0.9)	(3.7)
New Zealand Timber	5.4	15.7
Real Estate (b)	26.8	10.0
Trading	—	0.5
Corporate and Other	(7.8)	(5.5)
Operating Income	38.6	38.5
Interest expense, interest income and other	(4.9)	(2.8)
Income tax expense	(3.7)	(4.3)
Net Income	30.0	31.4
Less: Net income attributable to noncontrolling interest	(0.5)	(3.0)
Net Income Attributable to Rayonier Operating Company LLC	$29.4	$28.4

Adjusted EBITDA (c)
Southern Timber	$33.3	$41.2
Pacific Northwest Timber	9.8	3.1
New Zealand Timber	10.2	22.0
Real Estate	(1.1)	17.4
Trading	—	0.5
Corporate and Other	(5.0)	(5.2)
Total Adjusted EBITDA	$47.1	$79.0

(a)Includes marketing fees and deferred revenue adjustments related to Improved Development sales.
(b)The three months ended March 31, 2020 include $28.7 million from a Large Disposition.
(c)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Performance and Liquidity Indicators.

	Three Months Ended March 31,
Southern Timber Overview	2020	2019
Sales Volume (in thousands of tons)
Pine Pulpwood	1,133	1,122
Pine Sawtimber	680	744
Total Pine Volume	1,813	1,865
Hardwood	30	70
Total Volume	1,843	1,935

Percentage Delivered Sales	32%	27%
Percentage Stumpage Sales	68%	73%

Net Stumpage Pricing (dollars per ton)
Pine Pulpwood	$16.05	$17.94
Pine Sawtimber	26.67	26.38
Weighted Average Pine	$20.03	$21.31
Hardwood	12.74	13.80
Weighted Average Total	$19.91	$21.03

Summary Financial Data (in millions of dollars)
Timber Sales	$47.5	$51.0
Less: Cut, Haul & Freight	(10.8)	(10.3)
Net Stumpage Sales	$36.7	$40.7

Non-Timber Sales	5.5	9.8
Total Sales	$53.0	$60.8

Operating Income	$15.1	$21.5
(+) Depreciation, depletion and amortization	18.2	19.7
Adjusted EBITDA (a)	$33.3	$41.2

Other Data
Period-End Acres (in thousands)	1,780	1,803

(a)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Performance and Liquidity Indicators.

	Three Months Ended March 31,
Pacific Northwest Timber Overview	2020	2019
Sales Volume (in thousands of tons)
Pulpwood	82	62
Sawtimber	393	220
Total Volume	476	283

Sales Volume (converted to MBF)
Pulpwood	7,789	5,933
Sawtimber	50,406	28,945
Total Volume	58,194	34,878

Percentage Delivered Sales	78%	100%
Percentage Sawtimber Sales	83%	78%

Delivered Log Pricing (in dollars per ton)
Pulpwood	$38.11	$45.15
Sawtimber	75.40	78.47
Weighted Average Log Price	$68.29	$71.11

Summary Financial Data (in millions of dollars)
Timber Sales	$30.6	$20.1
Less: Cut and Haul	(14.2)	(12.0)
Net Stumpage Sales	$16.4	$8.1

Non-Timber Sales	0.5	0.4
Total Sales	$31.1	$20.5

Operating Loss	($0.9)	($3.7)
(+) Depreciation, depletion and amortization	10.7	6.8
Adjusted EBITDA (a)	$9.8	$3.1

Other Data
Period-End Acres (in thousands)	384	379
Sawtimber (in dollars per MBF)	$611	$609
Estimated Percentage of Export Volume	2%	16%

(a)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Performance and Liquidity Indicators.

	Three Months Ended March 31,
New Zealand Timber Overview	2020	2019
Sales Volume (in thousands of tons)
Domestic Pulpwood (Delivered)	101	113
Domestic Sawtimber (Delivered)	147	195
Export Pulpwood (Delivered)	16	41
Export Sawtimber (Delivered)	216	255
Total Volume	481	604

Delivered Log Pricing (in dollars per ton)
Domestic Pulpwood	$33.84	$39.23
Domestic Sawtimber	69.97	83.42
Export Sawtimber	94.86	116.24
Weighted Average Log Price	$74.16	$90.49

Summary Financial Data (in millions of dollars)
Timber Sales	$35.6	$54.6
Less: Cut and Haul	(15.2)	(20.2)
Less: Port and Freight Costs	(8.0)	(9.7)
Net Stumpage Sales	$12.4	$24.7

Non-Timber Sales / Carbon Credits	1.9	2.5
Total Sales	$37.5	$57.1

Operating Income	$5.4	$15.7
(+) Depreciation, depletion and amortization	4.8	6.3
Adjusted EBITDA (a)	$10.2	$22.0

Other Data
New Zealand Dollar to U.S. Dollar Exchange Rate (b)	0.6500	0.6831
Net Plantable Period-End Acres (in thousands)	295	291
Export Sawtimber (in dollars per JAS m3)	$110.29	$135.15
Domestic Sawtimber (in $NZD per tonne)	$118.41	$134.33

(a)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Performance and Liquidity Indicators.
(b)Represents the period average rate.

	Three Months Ended March 31,
Real Estate Overview	2020	2019
Sales (in millions of dollars)
Improved Development	—	$0.3
Unimproved Development	—	1.0
Rural	2.4	12.7
Timberlands & Non-Strategic - U.S.	—	6.9
Large Dispositions (a)	116.0	—
Other (b)	0.1	0.1
Total Sales	$118.5	$21.0

Acres Sold
Improved Development	—	1.2
Unimproved Development	—	7
Rural	624	3,338
Timberlands & Non-Strategic - U.S.	—	2,333
Large Dispositions (a)	66,946	—
Total Acres Sold	67,570	5,679

Gross Price per Acre (dollars per acre)
Improved Development	—	$291,880
Unimproved Development	—	145,773
Rural	3,842	3,794
Timberlands & Non-Strategic - U.S.	—	2,972
Large Dispositions (a)	1,733	—
Weighted Average (Total) (c)	$3,842	$3,687
Weighted Average (Adjusted) (d)	$3,842	$3,628

Sales (Excluding Large Dispositions)	$2.5	$21.0

Operating Income	$26.8	$10.0
(+) Depreciation, depletion and amortization - U.S.	0.4	3.3
(+) Non-cash cost of land and improved development - U.S.	0.4	4.0
(–) Large Dispositions (a)	(28.7)	—
Adjusted EBITDA (e)	($1.1)	$17.4

(a)Large Dispositions are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(b)Includes marketing fees and deferred revenue adjustments related to Improved Development sales.
(c)Excludes Large Dispositions.
(d)Excludes Improved Development and Large Dispositions.
(e)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Performance and Liquidity Indicators.

	Three Months Ended March 31,
Capital Expenditures By Segment (in millions of dollars)	2020	2019
Timber Capital Expenditures
Southern Timber
Reforestation, silviculture and other capital expenditures	$7.1	$2.8
Property taxes	1.7	1.8
Lease payments	1.1	1.6
Allocated overhead	1.3	1.2
Subtotal Southern Timber	$11.1	$7.4
Pacific Northwest Timber
Reforestation, silviculture and other capital expenditures	2.3	2.8
Property taxes	0.2	0.2
Allocated overhead	0.8	0.8
Subtotal Pacific Northwest Timber	$3.3	$3.8
New Zealand Timber
Reforestation, silviculture and other capital expenditures	1.5	1.7
Property taxes	0.2	0.2
Lease payments	0.4	0.3
Allocated overhead	0.6	0.7
Subtotal New Zealand Timber	$2.7	$2.9
Total Timber Segments Capital Expenditures	$17.1	$14.1
Real Estate	0.1	—
Total Capital Expenditures	$17.2	$14.1

Timberland Acquisitions
Southern Timber	$24.1	$1.8
Pacific Northwest Timber	—	3.6
New Zealand Timber	—	6.9
Subtotal Timberland Acquisitions	$24.1	$12.3

Real Estate Development Investments	$1.7	$1.7

        The following tables summarize sales, operating income (loss) and Adjusted EBITDA variances for March 31, 2020 versus March 31, 2019 (millions of dollars):

Sales	Southern Timber		Pacific Northwest Timber		New Zealand Timber		Real Estate		Trading	Intersegment Eliminations	Total
Three Months Ended March 31, 2019	$60.8		$20.5		$57.1		$21.0		$32.1	—	$191.5
Volume	(1.9)		5.5		(10.9)		(18.6)		(8.4)	—	(34.3)
Price	(2.1)		2.8		(7.4)		0.1		(4.8)	—	(11.4)
Non-timber sales	(4.3)		0.1		(0.5)		—		0.1	—	(4.6)
Foreign exchange (a)	—		—		(1.1)		—		—	—	(1.1)
Other	0.5	(b)	2.2	(b)	0.3	(c)	116.0	(d)	—	—	119.0
Three Months Ended March 31, 2020	$53.0		$31.1		$37.5		$118.5		$19.0	—	$259.1

(a) Net of currency hedging impact.
(b) Includes variance due to stumpage versus delivered sales.
(c) Includes variance due to domestic versus export sales.
(d) Includes $116.0 million of sales from a Large Disposition.

Operating Income (Loss)	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
Three Months Ended March 31, 2019	$21.5	($3.7)	$15.7	$10.0	$0.5	($5.5)	$38.5
Volume	(0.9)	(0.4)	(4.0)	(11.6)	—	—	(16.9)
Price	(2.1)	2.8	(7.4)	0.1	—	—	(6.6)
Cost	0.3	(0.4)	(0.7)	(0.6)	(0.6)	0.2	(1.8)
Non-timber income	(4.3)	0.1	(0.4)	—	0.1	—	(4.5)
Foreign exchange (a)	—	—	0.7	—	—	—	0.7
Depreciation, depletion & amortization	0.6	0.7	0.1	0.1	—	—	1.5
Non-cash cost of land and improved development	—	—	—	0.1	—	—	0.1
Other (b)	—	—	1.4	28.7	—	(2.5)	27.6
Three Months Ended March 31, 2020	$15.1	($0.9)	$5.4	$26.8	—	($7.8)	$38.6

(a) Net of currency hedging impact.
(b) Real Estate includes $28.7 million of operating income from a Large Disposition. Corporate and Other includes $2.5 million in costs related to the merger with Pope Resources.

Adjusted EBITDA (a)	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
Three Months Ended March 31, 2019	$41.2	$3.1	$22.0	$17.4	$0.5	($5.2)	$79.0
Volume	(1.8)	4.2	(5.1)	(18.0)	—	—	(20.7)
Price	(2.1)	2.8	(7.4)	0.1	—	—	(6.6)
Cost	0.3	(0.4)	(0.7)	(0.6)	(0.6)	0.2	(1.8)
Non-timber income	(4.3)	0.1	(0.4)	—	0.1	—	(4.5)
Foreign exchange (b)	—	—	1.8	—	—	—	1.8
Three Months Ended March 31, 2020	$33.3	$9.8	$10.2	($1.1)	—	($5.0)	$47.1

(a)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Performance and Liquidity Indicators below.
(b)Net of currency hedging impact.

SOUTHERN TIMBER
        First quarter sales of $53.0 million decreased $7.8 million, or 13%, versus the prior year period primarily due to lower net stumpage prices, lower volumes and lower pipeline easement revenue. Harvest volumes decreased 5% to 1.84 million tons versus 1.94 million tons in the prior year period. Average pine sawtimber stumpage prices increased 1% to $26.67 per ton versus $26.38 per ton in the prior year period due to geographic mix. Average pine pulpwood stumpage prices decreased 11% to $16.05 per ton versus $17.94 per ton in the prior year period primarily due to an increase in available log supply resulting from drier ground conditions in the current quarter versus the prior year period. Overall, weighted-average stumpage prices (including hardwood) decreased 5% to $19.91 per ton versus $21.03 per ton in the prior year period. Operating income of $15.1 million decreased $6.4 million versus the prior year period as lower non-timber income ($4.3 million), lower net stumpage prices ($2.1 million), lower volumes ($0.9 million) and higher indirect and overhead expenses ($0.5 million) were partially offset by lower lease-related expenses ($0.8 million) and lower depletion rates ($0.6 million). First quarter Adjusted EBITDA of $33.3 million was $7.9 million below the prior year period.
PACIFIC NORTHWEST TIMBER
        First quarter sales of $31.1 million increased $10.6 million, or 51%, versus the prior year period. Harvest volumes increased 68% to 476,000 tons versus 283,000 tons in the prior year period due to a significant increase in lump-sum stumpage sales and higher delivered volumes to meet improved market demand. Average delivered sawtimber prices decreased 4% to $75.40 per ton versus $78.47 per ton in the prior year period due to a higher mix of chip-n-saw volume in the current quarter coupled with reduced demand as the COVID-19 pandemic led to production curtailments at many domestic sawmills toward the end of the quarter. However, the announcement of temporary relief from tariffs in China coupled with reduced exports from Europe and New Zealand led to increasing China demand for export logs toward the end of the quarter. Average delivered pulpwood prices decreased 16% to $38.11 per ton versus $45.15 per ton in the prior year period, driven primarily by excess chip supply in the market. Operating loss of $0.9 million decreased $2.8 million versus the prior year period as higher net stumpage prices ($2.8 million), lower depletion rates ($0.7 million) and higher non-timber income ($0.1 million) were partially offset by higher overhead costs ($0.4 million) and an increase in other variable costs ($0.4 million). First quarter Adjusted EBITDA of $9.8 million was $6.7 million above the prior year period.
NEW ZEALAND TIMBER
        First quarter sales of $37.5 million decreased $19.6 million, or 34%, versus the prior year period. Harvest volumes decreased 20% to 481,000 tons versus 604,000 tons in the prior year period, as the COVID-19 pandemic began disrupting export markets in January and ultimately resulted in a government-mandated shutdown of all non-essential activity (including the harvesting and transport of logs) in New Zealand by late March. Average delivered prices for export sawtimber decreased 18% to $94.86 per ton versus $116.24 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 16% to $69.97 per ton versus $83.42 per ton in the prior year period. The decrease in export sawtimber prices was driven primarily by lower demand and challenging freight logistics resulting from the COVID-19 lockdown in China. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven in part by the fall in the NZ$/US$ exchange rate (US$0.65 per NZ$1.00 versus US$0.68 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 12% versus the prior year period, generally following the negative trend in the export market. Operating income of $5.4 million decreased $10.3 million versus the prior year period as a result of lower net stumpage prices ($7.4 million), lower volumes ($4.0 million), higher roading costs ($0.5 million), lower non-timber income ($0.4 million) and higher overhead costs ($0.2 million), partially offset by favorable foreign exchange impacts ($2.1 million) and lower depreciation and software amortization expenses ($0.1 million). First quarter Adjusted EBITDA of $10.2 million was $11.8 million below the prior year period.
REAL ESTATE
        First quarter sales of $118.5 million increased $97.5 million versus the prior year period, while operating income of $26.8 million increased $16.7 million versus the prior year period. First quarter sales and operating income included $116.0 million and $28.7 million, respectively, from Large Dispositions. Excluding this item, pro forma sales were $2.5 million, while pro forma operating loss was $1.9 million due to fewer acres sold (624 acres sold versus 5,679 acres sold in the prior year period), partially offset by an increase in weighted-average prices ($3,842 per acre versus $3,687 per acre in the prior year period).

        There were no Improved Development sales in the first quarter. This compares to prior year period sales of $0.3 million, which consisted of eight residential lots ($42,688 per lot or $292,000 per acre) in the Wildlight development project north of Jacksonville, Florida.
        There were no Unimproved Development sales in the first quarter. This compares to prior year period sales of $1.0 million, which consisted of a 7 acre tract in Bryan County, Georgia for $145,773 per acre.
        Rural sales of $2.4 million consisted of 624 acres at an average price of $3,842 per acre. This compares to prior year period sales of $12.7 million, which consisted of 3,338 acres at an average price of $3,794 per acre.
        There were no Timberland and Non-Strategic sales in the first quarter. This compares to prior year period sales of $6.9 million, which consisted of 2,333 acres at an average price of $2,972 per acre.
Large Disposition sales of $116.0 million were comprised of 66,946 acres in Mississippi at an average price of $1,733 per acre.
First quarter Adjusted EBITDA of ($1.1) million was $18.5 million below the prior year period.
TRADING
        First quarter sales of $19.0 million decreased $13.1 million versus the prior year period due to lower volumes and prices resulting from the impacts of the COVID-19 pandemic on key export markets. Sales volumes decreased 26% to 207,000 tons versus 282,000 tons in the prior year period. The Trading segment generated breakeven results versus operating income of $0.5 million in the prior year period.
OTHER ITEMS
CORPORATE AND OTHER EXPENSE / ELIMINATIONS
        First quarter corporate and other operating expenses of $7.8 million increased $2.3 million versus the prior year period, primarily due to costs related to the Pope Resources merger ($2.5 million), partially offset by lower overhead costs ($0.2 million).
INTEREST EXPENSE
        First quarter interest expense of $5.1 million increased $0.5 million versus the prior year period due to higher outstanding debt.
INTEREST AND OTHER MISCELLANEOUS (EXPENSE) INCOME, NET
        First quarter non-operating income of $0.2 million includes favorable mark-to-market adjustments on carbon options ($0.5 million), guarantee fee income ($0.5 million), interest income ($0.1 million) and dividend income ($0.1 million), partially offset by unfavorable mark-to-market adjustments on marketable equity securities ($1.0 million).
INCOME TAX EXPENSE
        First quarter income tax expense of $3.7 million decreased $0.6 million versus the prior year period as a result of lower taxable income. The New Zealand subsidiary is the primary driver of income tax expense.
COVID 19 RESPONSE & REVISED OUTLOOK
At Rayonier Operating Company, our first priority is the health and safety of our employees and contractors. We are currently working hard to balance this priority with the designation of the U.S. forest products industry as an essential critical infrastructure industry in order to keep our business running while observing the necessary social distancing and safety protocols to mitigate the further spread of COVID-19. To this end, we have implemented a work-from-home model for office employees and instituted enhanced safety guidelines for field employees. Overall, we believe that these arrangements are working well and are allowing our company and industry to continue to supply essential forest products in the U.S. while optimizing workplace safety. In New Zealand, we are currently in the process of restarting operations following the government-mandated lockdown, while employing similar safety procedures.
Despite the significant challenges being experienced by global economies as a result of the COVID-19 pandemic, Rayonier Operating Company believes it is well-positioned to weather this storm. The forest products industry has been designated as a critical infrastructure industry by the U.S. Department of Homeland Security, and Rayonier Operating Company has therefore been able to maintain our U.S. forestry operations in order to continue to supply fiber for the manufacturing of essential products, including tissue paper, cardboard boxes and structural lumber. As a pure-play timberland REIT, we enjoy strong margins and substantially less volatility than downstream manufacturing businesses, and we have a geographically diverse portfolio that further mitigates our exposure to any single region or product category. We expect that the diversity and optionality of our portfolio will be further enhanced when we close the Pope Resources merger transaction in the second quarter, pending the successful vote of Pope’s unitholders.

LIQUIDITY AND CAPITAL RESOURCES
        Our principal source of cash is cash flow from operations, primarily the harvesting of timber and sales of real estate. As a wholly owned REIT subsidiary of Rayonier Inc., our main use of cash is distribution to Rayonier Inc. for the payment of dividends. We also use cash to maintain the productivity of our timberlands through replanting and silviculture. Our operations have generally produced consistent cash flow and required limited capital resources. Short-term borrowings have helped fund working capital needs while acquisitions of timberlands generally require funding from external sources or Large Dispositions.
SUMMARY OF LIQUIDITY AND FINANCING COMMITMENTS

	March 31,	December 31,
(millions of dollars)	2020	2019
Cash and cash equivalents	$126.3	$68.4
Total debt (a)	732.7	732.8
Member’s equity	1,723.9	1,864.6
Total capitalization (total debt plus member’s equity)	2,456.6	2,597.4
Debt to capital ratio	30%	28%

(a)Total debt as of March 31, 2020 and December 31, 2019 is presented gross of deferred financing costs of $1.7 million and $1.9 million, respectively.
CASH FLOWS
The following table summarizes our cash flows from operating, investing and financing activities for the three months ended March 31, 2020 and 2019:

(millions of dollars)	2020	2019
Cash provided by (used for):
Operating activities	$29.6	$71.4
Investing activities	74.7	(25.8)
Financing activities	(45.0)	(54.6)
CASH PROVIDED BY OPERATING ACTIVITIES
        Cash provided by operating activities decreased $41.8 million primarily due to lower operating results.
CASH PROVIDED BY INVESTING ACTIVITIES
        Cash provided by investing activities increased $100.5 million versus the prior year period primarily due to the proceeds from a Large Disposition ($115.7 million), partially offset by an increase in timberland acquisitions ($11.8 million), higher capital expenditures ($3.1 million) and other investing activities ($0.3 million).
CASH USED FOR FINANCING ACTIVITIES
        Cash used for financing activities decreased $9.6 million from the prior year period due to a decrease in net distributions to Rayonier Inc. ($6.7 million) and a decrease in minority shareholder distributions ($2.9 million).
EXPECTED 2020 EXPENDITURES
Capital expenditures in 2020 are expected to be between $60 million and $64 million, excluding any strategic timberland acquisitions we may make. Capital expenditures are expected to primarily consist of seedling planting, fertilization and other silvicultural activities, property taxes, lease payments, allocated overhead and other capitalized costs. Aside from capital expenditures, we may also acquire timberland as we actively evaluate acquisition opportunities.
We had previously anticipated real estate development investments in 2020 to be between $12 million and $15 million, net of reimbursements from community development bonds. Expected real estate development investments include approximately $2 million of committed spending primarily related to Wildlight, our mixed-use community development project located north of Jacksonville, Florida and our Richmond Hill mixed-use development project located south of Savannah, Georgia. Uncommitted real estate developments can be managed as market conditions change. We are continuing to monitor the impacts of the COVID-19 pandemic on our real estate development business and expect to periodically adjust our 2020 real estate development investments based on end market conditions and the anticipated timing of improved development sales.
Cash tax payments in 2020 are expected to be approximately $2 million, primarily related to the New Zealand subsidiary.

PERFORMANCE AND LIQUIDITY INDICATORS
        The discussion below is presented to enhance the reader’s understanding of our operating performance, liquidity, and ability to generate cash and creditor requirements. This information includes two measures of financial results: Adjusted Earnings before Interest, Taxes, Depreciation, Depletion and Amortization (“Adjusted EBITDA”) and Cash Available for Distribution (“CAD”). These measures are not defined by Generally Accepted Accounting Principles (“GAAP”), and the discussion of Adjusted EBITDA and CAD is not intended to conflict with or change any of the GAAP disclosures described above.
        Management uses CAD as a liquidity measure. CAD is a non-GAAP measure of cash generated during a period that is available for parent distributions, distributions to the New Zealand minority shareholder, debt reduction, timberland acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.
        Management uses Adjusted EBITDA as a performance measure. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to the merger with Pope Resources and Large Dispositions.
We reconcile Adjusted EBITDA to Net Income for the consolidated Company and to Operating Income (Loss) for the segments, as those are the most comparable GAAP measures for each. The following table provides a reconciliation of Net Income to Adjusted EBITDA for the respective periods (in millions of dollars):

	Three Months Ended March 31,
	2020	2019
Net Income to Adjusted EBITDA Reconciliation
Net income	$30.0	$31.4
Interest, net and miscellaneous income	4.5	3.1
Income tax expense	3.7	4.3
Depreciation, depletion and amortization	34.3	36.5
Non-cash cost of land and improved development	0.4	4.0
Non-operating expense (income)	0.3	(0.3)
Costs related to the merger with Pope Resources (a)	2.5	—
Large Dispositions (b)	(28.7)	—
Adjusted EBITDA	$47.1	$79.0

(a) Costs related to the merger with Pope Resources include legal, accounting and due diligence, consulting and other costs related to the previously announced definitive merger agreement with Pope Resources, which is expected to close on May 8, 2020.
(b) Large Dispositions are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.

The following tables provide a reconciliation of Operating Income (Loss) by segment to Adjusted EBITDA by segment for the respective periods (in millions of dollars):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
March 31, 2020
Operating income (loss)	$15.1	($0.9)	$5.4	$26.8	—	($7.8)	$38.6
Depreciation, depletion and amortization	18.2	10.7	4.8	0.4	—	0.3	34.3
Non-cash cost of land and improved development	—	—	—	0.4	—	—	0.4
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	2.5	2.5
Large Dispositions (b)	—	—	—	(28.7)	—	—	(28.7)
Adjusted EBITDA	$33.3	$9.8	$10.2	($1.1)	—	($5.0)	$47.1

March 31, 2019
Operating income (loss)	$21.5	($3.7)	$15.7	$10.0	$0.5	($5.5)	$38.5
Depreciation, depletion and amortization	19.7	6.8	6.3	3.3	—	0.3	36.5
Non-cash cost of land and improved development	—	—	—	4.0	—	—	4.0
Adjusted EBITDA	$41.2	$3.1	$22.0	$17.4	$0.5	($5.2)	$79.0

(a) Costs related to the merger with Pope Resources include legal, accounting and due diligence, consulting and other costs related to the previously announced definitive merger agreement with Pope Resources, which is expected to close on May 8, 2020.
(b) Large Dispositions are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.

        The following table provides a reconciliation of Cash Provided by Operating Activities to Adjusted CAD (in millions of dollars):

	Three Months Ended March 31,
	2020	2019
Cash provided by operating activities	$29.6	$71.4
Capital expenditures (a)	(17.2)	(14.1)
Working capital and other balance sheet changes	14.8	4.9
CAD	27.2	62.2
Mandatory debt repayments	—	—
CAD after mandatory debt repayments	27.2	62.2

Cash provided by (used for) investing activities	$74.7	($25.8)
Cash used for financing activities	($45.0)	($54.6)

(a) Capital expenditures exclude timberland acquisitions.
        The following table provides supplemental cash flow data (in millions):

	Three Months Ended March 31,
	2020	2019
Purchase of timberlands	($24.1)	($12.3)
Real Estate Development Investments	(1.7)	(1.7)
Distributions to New Zealand minority shareholder	(0.7)	(3.6)

LIQUIDITY FACILITIES
2020 DEBT ACTIVITY
        See Note 6 — Debt for additional information.

OFF-BALANCE SHEET ARRANGEMENTS
We utilize off-balance sheet arrangements to provide credit support for certain suppliers and vendors in case of their default on critical obligations, and collateral for outstanding claims under the Company’s previous workers’ compensation self-insurance programs. These arrangements consist of standby letters of credit and surety bonds. As part of our ongoing operations, we also periodically issue guarantees to third parties. Off-balance sheet arrangements are not considered a source of liquidity or capital resources and do not expose us to material risks or material unfavorable financial impacts. See Note 11 — Guarantees for details on the letters of credit and surety bonds as of March 31, 2020.

CONTRACTUAL FINANCIAL OBLIGATIONS
        In addition to using cash flow from operations and proceeds from Large Dispositions, we finance our operations through the issuance of debt and by entering into leases. These financial obligations are recorded in accordance with accounting rules applicable to the underlying transaction, with the result that some are recorded as liabilities on the Consolidated Balance Sheets, while others are required to be disclosed in the Notes to Consolidated Financial Statements and Management’s Discussion and Analysis.
        The following table aggregates our contractual financial obligations as of March 31, 2020 and anticipated cash spending by period:

Contractual Financial Obligations (in millions)	Total	Payments Due by Period
		Remaining 2020	2021-2022	2023-2024	Thereafter
Long-term debt (a)	$732.0	$82.0	—	$350.0	$300.0
Interest payments on long-term debt (b)	107.3	14.0	41.9	37.5	13.9
Operating leases — timberland (c)	162.3	5.8	14.8	13.4	128.3
Operating leases — PP&E, offices (c)	7.2	1.6	2.1	1.5	2.0
Commitments — derivatives (d)	36.4	8.4	8.2	8.3	11.5
Commitments — other (e)	11.8	6.9	1.6	0.5	2.8
Total contractual cash obligations	$1,057.0	$118.7	$68.6	$411.2	$458.5

(a)The book value of long-term debt, net of deferred financing costs, is currently recorded at $731.0 million on the Company’s Consolidated Balance Sheet, but upon maturity the liability will be $732.0 million. See Note 6 — Debt for additional information.
(b)Projected interest payments for variable rate debt were calculated based on outstanding principal amounts and interest rates as of March 31, 2020.
(c)Excludes anticipated renewal options.
(d)Commitments — derivatives represents payments expected to be made on derivative financial instruments (foreign exchange contracts, interest rate swaps, interest rate swap locks and forward-starting interest rate swaps). See Note 12 — Derivative Financial Instruments and Hedging Activities.
(e)Commitments — other includes pension contribution requirements based on actuarially determined estimates and IRS minimum funding requirements, payments expected to be made on the Company’s Wildlight and Richmond Hill development projects, payments made on timberland deeds and other purchase obligations.